Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Mineral and Royalty Interests --Acquisition Includes Revenue Producing Assets in Oklahoma and Texas--

FRISCO, TEXAS, September 24, 2020 -- Verde Bio Holdings, Inc. (OTC: VBHI), a special new energy Company, today announced that it has agreed to acquire 100% of a revenue producing, diversified portfolio of mineral and royalty interests held by a private seller in an all-stock transaction valued at approximately $87,500, subject to purchase price adjustments.  Revenue amounts will be confirmed in due diligence.

The purchase price for this acquisition is comprised of five million common shares of Verde Bio Holdings. The acquisition is expected to close on or before November 15, 2020 with the effective date of the acquisition October 1, 2020.

Scott Cox, Director and Chief Executive Officer of Verde Bio Holdings, said, "This is an outstanding acquisition and addition to our portfolio of high-quality, revenue producing properties. All of the properties have had good, long lived, steady oil production which we estimate will continue for quite some time.   Deals like this continue to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios in the downturn of oil and gas prices.”

Acquisition Highlights:

Brazos County, Texas highlights:

oOil rich, Eastern Eagleford Mineral Interest in Brazos County, Texas operated by Hawkwood Energy

o17 wells currently in production across the acquired acreage

Oklahoma highlights:

oOil rich, Anadarko Basin Mineral Interests in Alfalfa and Grant Counties, Oklahoma, operated by Sandridge.

o8 wells currently producing across the acquired acreage

Mr. Cox continued: “We are excited about the growth opportunities with this package, both through the drill bit as well as through a rise in commodity prices and optimistic about the future development of these assets for many years to come. With acquisitions such as this, we believe strongly in the future success of Verde Bio Holdings as a leading consolidator in the highly fragmented minerals market."

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-probability, lower risk onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of non-operated working interests and royalty interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584